Exhibit 3.8
ARTICLES OF INCORPORATION

OF

OFFSHORE PETROLEUM CORP.

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I: NAME

The name of the corporation shall be:  OFFSHORE PETROLEUM CORP. (the “Corporation”).

ARTICLE II:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Florida.

ARTICLE III: PRINCIPAL OFFICE

The principal place of business and mailing address of the Corporation is:

110 East Broward Boulevard, Suite 1700
Ft. Lauderdale, FL 33301

ARTICLE IV: SHARES

The maximum number of shares the Corporation is authorized to have outstanding at any one time is 200,000,000 shares of common stock having $0.0001 par value.

ARTICLE V: INITIAL REGISTERED AGENT AND STREET ADDRESS

The name and Florida street address of the initial registered agent are:

Corporation Service Company
1201 Hays Street
Tallahassee, Florida 32301

ARTICLE VI: INCORPORATOR

The name and address of the incorporator to these Articles are:

Danielle Maibohm
Kavinoky Cook LLP
726 Exchange Street, Suite 800

Buffalo, New York 14210

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

/s/ Matthew Young	November 19, 2010
Matthew Young	Date
Asst. V. Pres.

I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.

/s/ Danielle Maibohm
Danielle Maibohm	November 19, 2010
Required Signature/Incorporator	Date